Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
July 13, 2010
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Re:	Registration Statement No. 333-166129

up to 32,343,750 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:
     We are acting as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to 32,343,750 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., acting as the representatives of the several underwriters to be named in Schedule I thereto.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     In rendering the opinion set forth above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company.
ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI • FRANKFURT • HONG KONG • HOUSTON
IRVINE • LONDON • LOS ANGELES • MADRID • MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK • PARIS
PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Molycorp, Inc.
July 13, 2010

     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-166129) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day